UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. ____)

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Monsanto Company

(Name of Registrant as Specified in Its Charter)

________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Monsanto Company
800 North Lindbergh Boulevard
St. Louis, Missouri 63167
Phone (314) 694-1000
http://www.monsanto.com

ADDITIONAL SOLICITING MATERIAL
RELATED TO 2012 PROXY STATEMENT

January 10, 2013

This additional soliciting material related to our proxy statement dated December 10, 2012, or the “proxy statement,” provides additional information with respect to our 2013 annual meeting of shareowners which will be held on Thursday, January 31, 2013. The meeting will be held at 1:30 p.m. Central Standard Time in “A” Building at our Creve Coeur Campus, 800 N. Lindbergh Boulevard, St. Louis County, Missouri. This additional soliciting material is being filed with the Securities and Exchange Commission and being made available to shareowners on January 10, 2013.

On page 39 of the proxy statement, the table entitled “Fiscal 2012 AIP Summary of Goals” states that actual results for net sales for fiscal 2012 were $13,516 million. As reported in Monsanto’s Form 10-K for the fiscal year ended August 31, 2012, net sales for fiscal 2012 were actually $13,504 million.

As stated on page 46 of the proxy statement, our People and Compensation Committee (the “Committee”) reviews compensation data for our comparator group to compare our size and performance to the comparator group with respect to key publicly available financial metrics. At the time the Committee determined our proxy officers’ fiscal 2012 compensation, our revenue was in the median range (which we define as 90% to 110% of median) of the comparator group, and our one-year EPS growth and market capitalization each was above the median range of our comparator group:

Dollars In Millions	Revenue	One Year EPS Growth	Market Capitalization
75th Percentile	$17,708.5	26.4%	$42,429.9
Median	$12,843.0	16.2%	$25,646.2
Median Range (90-110% of median)	$11,558.7 – $14,127.3	14.6% – 17.8%	$23,081.6 – $28,210.8
25th Percentile	$6,731.0	-0.9%	$15,034.6
Monsanto Company	$11,822.0	22.8%	$37,394.5
(data reflect most recent fiscal year end prior to October 2011)